Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter Results, Provides Revised Financial Guidance

TEANECK, N.J., May 4, 2022 (Business Wire) – Phibro Animal Health Corporation (Nasdaq:PAHC) today announced financial results for its third quarter ended March 31, 2022.

▪	Highlights for the three months ended March 31, 2022 (compared to the three months ended March 31, 2021)

-	Net sales of $239.6 million, an increase of $27.9 million, or 13%

-	Net income of $17.7 million, an increase of $5.5 million, or 45%

-	Diluted EPS of $0.44, an increase of $0.14 or 47%

-	Adjusted EBITDA of $28.0 million, comparable to the prior year

-	Adjusted Net Income of $13.4 million, a decrease of $0.5 million, or 4%

-	Adjusted diluted EPS of $0.33, a decrease of $0.01, or 3%

▪	We are raising our fiscal year 2022 net sales projection, while leaving unchanged the remaining projections of financial performance for the year ending June 30, 2022, as follows:

–	Net sales of approximately $930 – $950 million, from $890 – $920 million

–	Adjusted EBITDA of approximately $110 – $114 million

–	Adjusted Net Income of approximately $52.8 –$56.4 million

–	Adjusted diluted EPS of approximately $1.30 –$1.39

–	Adjusted effective tax rate of approximately 26% - 27%

COMMENTARY

“Our fiscal year-to-date net sales reflect year-over-year growth of 12%, driven by double-digit sales growth across all segments - a 10% improvement in our core Animal Health segment, and net sales growth of 16% and 12% in our Mineral Nutrition and Performance Products segments, respectively,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer. “Given year-to-date performance, we raised full year net sales guidance to a range of $930-950 million, which is a projected year-over-year increase of 12 to 14%.  However, given the macroeconomic challenges, uncertainty persists leading us to maintain our full year adjusted EBITDA guidance of $110 - $114 million.”

QUARTERLY RESULTS

Net sales

Net sales of $239.6 million for the three months ended March 31, 2022, increased $27.9 million, or 13%, as compared to the three months ended March 31, 2021. Animal Health, Mineral Nutrition, and Performance Products increased $14.2 million, $10.9 million, and $2.8 million, respectively.

Animal Health

Net sales of $148.6 million for the three months ended March 31, 2022, increased $14.2 million, or 11%. Net sales of MFAs and other increased $5.8 million, or 7%, driven by increased sales of processing aids used to improve production efficiency in the ethanol fermentation industry. Net sales of nutritional specialty products increased $4.4 million, or 12%, due to higher demand in dairy and microbial products, plus increased revenues from our companion animal product. Net sales of vaccines increased $4.0 million, or 21%, due to increased domestic and international volumes.

Mineral Nutrition

Net sales of $69.0 million for the three months ended March 31, 2022, increased $10.9 million, or 19%, primarily driven by higher average selling prices of trace minerals. The increase in average selling prices is due to the movement of the underlying raw material costs.

Performance Products

Net sales of $22.0 million for the three months ended March 31, 2022, increased $2.8 million, or 15%, as a result of higher volumes of ingredients for personal care products and higher volumes and average selling prices of copper-based products.

Gross profit

Gross profit of $71.6 million for the three months ended March 31, 2022, increased $2.5 million, or 4%, as compared to the three months ended March 31, 2021. Gross margin decreased 280 basis points to 29.9% of net sales for the three months ended March 31, 2022, as compared to 32.7% for the three months ended March 31, 2021.

Animal Health gross profit increased $0.5 million, primarily driven by higher sales volume, offset by increased raw material and logistics costs. Mineral Nutrition gross profit increased $2.2 million, driven primarily by higher average selling prices, partially offset by an increase in raw material costs. Performance Products gross profit decreased $0.2 million, as a result of higher raw material and production costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $52.4 million for the three months ended March 31, 2022, increased $3.4 million, or 7%, as compared to the three months ended March 31, 2021. SG&A for the three months ended March 31, 2022, included acquisition-related costs of $0.3 million.

Animal Health SG&A increased $2.8 million, primarily due to an increase in the number of employees and employee-related costs, in addition to travel expenses. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Excluding the acquisition-related costs, Corporate costs increased by $0.3 million primarily due to increased technology-related costs.

Interest expense, net

Interest expense, net of $2.9 million for the three months ended March 31, 2022, was comparable to the three months ended March 31, 2021.

Foreign currency (gains), net

Foreign currency (gains), net for the three months ended March 31, 2022, amounted to net gains of $10.6 million, as compared to $0.6 million of net gains for the three months ended March 31, 2021. Foreign currency (gains), net primarily arose from intercompany balances. Current period gains were driven by the movement of the Turkish and Brazilian currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $9.1 million and $5.6 million for the three months ended March 31, 2022 and 2021, respectively. The effective income tax rate was 34.1% and 31.6% for the three months ended March 31, 2022 and 2021, respectively. The provision for income taxes during the three months ended March 31, 2022, included a $0.4 million expense for a change in deferred taxes, a $0.1 million expense related to the finalized regulations for the Global Intangible Low-Taxed Income (“GILTI”) tax, and a $0.1 million expense related to an uncertain tax position adjustment. The effective income tax rate, without these items, would have been 31.8% for the three months ended March 31, 2022. The provision for income taxes during the three months ended March 31, 2021, included a $0.6 million expense related to a detailed deferred tax analysis of property, plant, and equipment and intangible assets. The effective income tax rate, without this expense, would have been 27.9% for the three months ended March 31, 2021.

Net income

Net income of $17.7 million for the three months ended March 31, 2022, increased $5.5 million, as compared to net income of $12.2 million for the three months ended March 31, 2021. Operating income decreased $0.9 million, driven by higher SG&A, partially offset by favorable gross profit. The increase in gross profit in the Animal Health and Mineral Nutrition segments was due to higher product demand and higher selling prices, respectively. Gross profit in the Performance Products segment decreased due to higher raw material and production costs. Interest expense was comparable, while foreign currency (gains), net increased $10.0 million. Income tax expense increased $3.5 million.

Adjusted EBITDA

Adjusted EBITDA of $28.0 million for the three months ended March 31, 2022, was comparable to the three months ended March 31, 2021. Animal Health Adjusted EBITDA decreased $1.7 million due to higher SG&A, partially offset by higher revenue and gross profit. Mineral Nutrition Adjusted EBITDA increased $2.1 million, driven by increased gross profit. Performance Products Adjusted EBITDA was comparable to the three months ended March 31, 2021. Corporate expenses increased $0.3 million, primarily due to increased technology-related costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended March 31, 2022 and 2021, were 29.1% and 28.4%, respectively. The decrease in our adjusted effective income tax rate was driven primarily by a change in the jurisdictional mix of earnings.

Adjusted Net Income

Adjusted net income of $13.4 million for the three months ended March 31, 2022, decreased $0.5 million, or 4%, as compared to the prior year, due to increases in employee-related and technology-related costs, partially offset by higher gross profit from an increase in volumes and average selling prices.

Adjusted diluted EPS

Adjusted diluted EPS was $0.33 for the quarter, a decrease of $0.01, as compared to $0.34 in the prior year.

BALANCE SHEET AND CASH FLOWS

▪	Free cash flow of $1 million for the twelve months ended March 31, 2022

▪	3.9 gross leverage ratio as of March 31, 2022

–	$417 million total debt

–	$107 million Adjusted EBITDA for the twelve months ended March 31, 2022

▪	Liquidity of $216 million: $93 million of cash and short-term investments on hand and $123 million of available revolving credit (subject to leverage ratio limitations) as of March 31, 2022

REVISED FINANCIAL GUIDANCE

We are raising our fiscal year 2022 net sales projection, while leaving unchanged the remaining projections of financial performance for the year ending June 30, 2022, as follows:

▪	Net sales of approximately $930 – $950 million, from $890 – $920 million
▪	Adjusted EBITDA of approximately $110 – $114 million
▪	Adjusted Net Income of approximately $52.8 –$56.4 million
▪	Adjusted diluted EPS of approximately $1.30 –$1.39
▪	Adjusted effective tax rate of approximately 26% - 27%

This financial guidance assumes certain planned price increases and freight surcharges, where applicable and competitive conditions allow, have been and will continue to be applied.

The COVID-19 global pandemic may continue to present challenges to the animal health industry, including but not limited increased material and shipping costs and labor cost increases and shortages. Further the impact of the military conflict between Russia and Ukraine and any resulting bans, sanctions, boycotts, or broader military conflict could adversely affect our business, financial condition, or results of operations. Our revised guidance assumes that supply chain and labor challenges will persist for the remainder of our fiscal year.

We will continue to monitor the impacts that the pandemic and the military conflict between Russia and Ukraine are having on our business and adjust our financial guidance, if necessary.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, May 5, 2022

Time:	9:00 AM Eastern

Location:	https://investors.pahc.com

U.S. Toll-Free:	+1 (888) 330-2022

International Toll:	+1 (365) 977-0051

Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2022	2021	Change		2022	2021	Change
	(in millions, except per share amounts and percentages)

Net sales	$239.6	$211.7	$27.9	13%	$687.0	$613.1	$73.9	12%
Cost of goods sold	168.0	142.6	25.4	18%	480.0	411.5	68.5	17%
Gross profit	71.6	69.2	2.5	4%	207.0	201.5	5.4	3%
Selling, general and administrative	52.4	49.0	3.4	7%	150.9	145.8	5.0	3%
Operating income	19.2	20.1	(0.9)	(5)%	56.1	55.7	0.4	1%
Interest expense, net	2.9	2.9	(0.0)	(0)%	8.8	9.0	(0.2)	(2)%
Foreign currency (gains) losses, net	(10.6)	(0.6)	(10.0)	*	(12.6)	(3.6)	(9.0)	*
Income before income taxes	26.8	17.8	9.1	51%	60.0	50.3	9.6	19%
Provision for income taxes	9.1	5.6	3.5	63%	18.3	13.1	5.2	40%
Net income	$17.7	$12.2	$5.5	45%	$41.7	$37.3	$4.4	12%

Net income per share
basic	$0.44	$0.30	$0.14	47%	$1.03	$0.92	$0.11	12%
diluted	$0.44	$0.30	$0.14	47%	$1.03	$0.92	$0.11	12%

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	29.9%	32.7%			30.1%	32.9%
Selling, general and administrative	21.9%	23.2%			22.0%	23.8%
Operating income	8.0%	9.5%			8.2%	9.1%
Income before income taxes	11.2%	8.4%			8.7%	8.2%
Net income	7.4%	5.7%			6.1%	6.1%
Effective tax rate	34.1%	31.6%			30.5%	26.0%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2022	2021	Change		2022	2021	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$84.3	$78.5	$5.8	7%	$259.8	$238.8	$21.0	9%
Nutritional specialties	41.4	37.0	4.4	12%	114.7	106.0	8.7	8%
Vaccines	22.9	18.9	4.0	21%	66.0	54.2	11.8	22%
Animal Health	148.6	134.4	14.2	11%	440.5	399.0	41.5	10%
Mineral Nutrition	69.0	58.2	10.9	19%	190.1	163.8	26.4	16%
Performance Products	22.0	19.2	2.8	15%	56.4	50.3	6.0	12%
Total	$239.6	$211.7	$27.9	13%	$687.0	$613.1	$73.9	12%

Adjusted EBITDA
Animal Health	$29.2	$31.0	$(1.7)	(6)%	$90.6	$94.4	$(3.8)	(4)%
Mineral Nutrition	7.3	5.2	2.1	40%	17.4	12.5	4.9	39%
Performance Products	2.9	2.9	(0.1)	(2)%	6.3	7.2	(0.8)	(12)%
Corporate	(11.4)	(11.1)	(0.3)	(3)%	(34.7)	(33.2)	(1.5)	(5)%
Total	$28.0	$28.1	$(0.1)	(0)%	$79.6	$80.9	$(1.3)	(2)%

Ratio to segment net sales
Animal Health	19.7%	23.0%			20.6%	23.7%
Mineral Nutrition	10.6%	9.0%			9.1%	7.6%
Performance Products	13.0%	15.3%			11.2%	14.2%
Corporate (1)	(4.8)%	(5.2)%			(5.1)%	(5.4)%
Total (1)	11.7%	13.2%			11.6%	13.2%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$17.7	$12.2	$5.5	45%	$41.7	$37.3	$4.4	12%
Interest expense, net	2.9	2.9	(0.0)	(0)%	8.8	9.0	(0.2)	(2)%
Provision for income taxes	9.1	5.6	3.5	63%	18.3	13.1	5.2	40%
Depreciation and amortization	8.4	7.9	0.5	7%	24.3	24.0	0.3	1%
EBITDA	38.2	28.6	9.6	33%	93.0	83.3	9.7	12%
Acquisition-related cost of goods sold	0.1	-	0.1	*	0.1	-	0.1	*
Acquisition-related transaction costs	0.3	-	0.3	*	0.3	-	0.3	*
Gain on sale of investment	-	-	-	*	(1.2)	-	(1.2)	*
Stock-based compensation	-	-	-	*	-	1.1	(1.1)	*
Foreign currency (gains) losses, net	(10.6)	(0.6)	(10.0)	*	(12.6)	(3.6)	(9.0)	*
Adjusted EBITDA	$28.0	$28.1	$(0.1)	(0)%	$79.6	$80.9	$(1.3)	(2)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2022	2021	Change		2022	2021	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$166.3	$141.1	$25.2	18%	$475.5	$407.0	$68.5	17%
Adjusted gross profit	73.3	70.6	2.6	4%	211.5	206.1	5.4	3%
Adjusted selling, general and administrative	51.5	48.4	3.1	6%	149.7	142.7	7.0	5%
Adjusted interest expense, net	2.9	2.9	(0.0)	(0)%	8.8	9.0	(0.2)	(2)%
Adjusted income before income taxes	18.9	19.4	(0.5)	(3)%	53.0	54.4	(1.4)	(3)%
Adjusted provision for income taxes	5.5	5.5	(0.0)	(0)%	14.3	15.9	(1.6)	(10)%
Adjusted net income	$13.4	$13.9	$(0.5)	(4)%	$38.7	$38.6	$0.1	0%

Adjusted net income per share
diluted	$0.33	$0.34	($0.01)	(3)%	$0.96	$0.95	$0.01	1%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	30.6%	33.4%			30.8%	33.6%
Adjusted selling, general and administrative	21.5%	22.8%			21.8%	23.3%
Adjusted income before income taxes	7.9%	9.1%			7.7%	8.9%
Adjusted net income	5.6%	6.5%			5.6%	6.3%
Adjusted effective tax rate	29.1%	28.4%			27.0%	29.2%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$17.7	$12.2	$5.5	45%	$41.7	$37.3	$4.4	12%
Acquisition-related intangible amortization(1)	1.6	1.5	0.1	3%	4.5	4.5	(0.0)	(1)%
Acquisition-related intangible amortization(2)	0.7	0.7	(0.0)	(2)%	2.1	2.0	0.0	2%
Acquisition-related cost of goods sold (1)	0.1	-	0.1	*	0.1	-	0.1	*
Acquisition-related transaction costs(2)	0.3	-	0.3	*	0.3	-	0.3	*
Gain on sale of investment(2)	-	-	-	*	(1.2)	-	(1.2)	*
Stock-based compensation (2)	-	-	-	*	-	1.1	(1.1)	*
Foreign currency (gains) losses, net(3)	(10.6)	(0.6)	(10.0)	*	(12.6)	(3.6)	(9.0)	*
Adjustments to income taxes(4)	3.7	0.1	3.6	*	4.0	(2.8)	6.8	*
Adjusted net income	$13.4	$13.9	$(0.5)	(3)%	$38.7	$38.6	$0.1	0%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Included in cost of goods sold
(2)	Included in selling, general and administrative
(3)	Primarily related to intercompany balances
(4)	Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2022	2021	Change	2022	2021	Change
	(in millions)

EBITDA	$38.2	$28.6	$9.5	$93.0	$83.3	$9.7
Adjustments
Acquisition-related cost of goods sold	0.1	-	0.1	0.1	-	0.1
Acquisition-related transaction costs	0.3	-	0.3	0.3	-	0.3
Gain on sale of investment	-	-	-	(1.2)	-	(1.2)
Stock-based compensation	-	-	-	-	1.1	(1.1)
Foreign currency (gains) losses, net	(10.6)	(0.6)	(10.0)	(12.6)	(3.6)	(9.0)
Interest paid, net	(2.7)	(2.7)	(0.1)	(8.2)	(8.1)	(0.1)
Income taxes paid	(7.4)	(4.0)	(3.4)	(13.4)	(14.3)	0.9
Changes in operating assets and liabilities and other items	(11.7)	(4.8)	(6.9)	(27.8)	(13.2)	(14.6)
Net cash provided by operating activities	$6.1	$16.6	$(10.5)	$30.1	$45.2	$(15.1)

Short-term investments, net	$10.0	$17.0	$(7.0)	$20.9	$11.0	$9.9
Capital expenditures	(10.1)	(7.5)	(2.5)	(25.2)	(22.2)	(2.9)
Business acquisition	(10.8)	-	(10.8)	(10.8)	-	(10.8)
Cash proceeds from the sale of investment	-	-	-	1.4	-	1.4
Other investing, net	0.9	0.3	0.5	0.6	(0.2)	0.8
Net cash provided (used) by investing activities	$(10.0)	$9.8	$(19.8)	$(13.0)	$(11.4)	$(1.7)

Net cash flow before financing activities	$(3.8)	$26.4	$(30.3)	$17.1	$33.8	$(16.8)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com